Exhibit 99.1

Silvergate Provides Statement on Digital Asset Market Volatility

LA JOLLA, Calif., November 09, 2022--(BUSINESS WIRE)--Silvergate Capital Corporation (the "Company" or "Silvergate") (NYSE: SI), the leading provider of innovative financial infrastructure solutions to the digital asset industry, today issued the following statements regarding recent digital asset market volatility.

“As a prudentially regulated bank, we manage our balance sheet to provide liquidity for our clients while maintaining a strong capital position in excess of the well-capitalized status required by federal banking regulations,” said Alan Lane, Chief Executive Officer of Silvergate. “We are a key infrastructure provider with an established track record, which gives our customers the confidence they need during times like these.”

Mr. Lane added, "In addition to our securities available-for-sale portfolio, which amounted to $8.3 billion at September 30, 2022, as a federally regulated banking institution, we have the ability to borrow from the Federal Home Loan Bank and the Federal Reserve Bank, further strengthening our liquidity position."

Silvergate’s flagship product, the Silvergate Exchange Network (“SEN”), continues to provide clients with the ability to move U.S. dollars 24 hours a day, 7 days a week. “When our customers want to take advantage of trading opportunities at over 100 different exchanges that bank with Silvergate, the SEN facilitates these fund flows in near real-time, 24/7,” said Ben Reynolds, President of Silvergate.

Silvergate also provides select, underwritten clients with access to bitcoin collateralized loans known as SEN Leverage. To date, these loans have continued to perform as expected with zero losses and zero forced liquidations.

About Silvergate

Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital asset industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital asset companies and investors around the world. Silvergate is enabling the rapid growth of digital asset markets and reshaping global commerce for a digital asset future.

Contacts

Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com

Media:
Evann Berry
press@silvergate.com